Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Oncolytics Biotech Inc. (the “Company”) for the registration of up to USD $150,000,000 of Common Shares, Subscription Receipts, Warrants, and/or Units of the Company and to the incorporation by reference therein of our report dated March 6, 2025 with respect to the consolidated financial statements of the Company as at December 31, 2024 and December 31, 2023, and for each of the years in the three-year period ended December 31, 2024, and with respect to the effectiveness of internal control over financial reporting as at December 31, 2024 included in its Annual Report (on Form 20-F) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

August 22, 2025

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